EXHIBIT NUMBER 10.52


                     FURTHER AGREEMENT CONCERNING EMPLOYMENT
                     ---------------------------------------


         THIS FURTHER AGREEMENT CONCERNING EMPLOYMENT (the "Agreement") is made and entered into this 23 day of January, 2000, at Hastings, Nebraska, by and between GIBRALTAR PACKAGING GROUP, INC., a Delaware corporation (hereinafter referred to as "Gibraltar"), and JOHN W. LLOYD, an individual residing at 270 Warner Hill Rd., Southport, CT 06490 (hereinafter referred to as "Lloyd").

                                    RECITALS:

         A. Lloyd is an employee of Gibraltar, has been elected by Gibraltar to the offices of Executive Vice President and Chief Financial Officer, and has been serving in such capacities.

         B. The parties hereto are also parties to a certain Agreement Concerning Employment dated January 15, 1999 (the "Original Agreement") and a certain Stock Appreciation Rights Agreement dated January 15, 1999 (the "SAR Agreement").

         C. The parties now desire to make certain changes to the terms and conditions of Lloyd's employment, and to formalize and modify their understandings related thereto and to the Original Agreement and the SAR Agreement, as set forth below.

         ACCORDINGLY, the parties hereto agree as follows:

         1. COMPENSATION. Paragraph 1(a) of the Original Agreement shall be and hereby is amended to provide that, effective as of November 1, 1999, Lloyd shall receive a salary at an annual rate of One Hundred Five Thousand Three Hundred Eighty Seven Dollars and Ninety Six Cents ($105,387.96; hourly rate: $101.335), payable not less frequently than monthly. Such amount may be modified at six month intervals thereafter pursuant to paragraph 2(c) below, or by agreement of the parties from time to time. The computation of any bonus to which Lloyd may be entitled for fiscal year 2000, and for any fiscal year thereafter, if applicable, which is based upon Lloyd's compensation shall be based upon the amount set forth in this paragraph. Lloyd's right to participate in all corporate employee benefit programs offered to employees by Gibraltar, as set forth in paragraph 1(d) of the Original Agreement, shall continue until the Employment Period has been terminated.

         2. DUTIES.

            (a) Paragraph 2 of the Original Agreement shall be deleted in its entirety and shall be replaced by the following new Paragraph 2:
                           2. DUTIES. During the Employment Period, Lloyd's job
                  assignments, duties and responsibilities shall be consistent with those of executive vice presidents and chief financial officers of companies of a size comparable to Gibraltar; provided, however, that it is expressly understood and agreed that Lloyd shall only be required to devote an average of twenty (20) hours per week to those duties.

The number of hours which Lloyd may be required to devote to Gibraltar pursuant to this paragraph is sometimes referred to hereinafter as the "Required Hours."

            (b) In the event that, during any three month period beginning on November 1, 1999, February 1, 2000, May 1, 2000 or August 1, 2000, or on the first day of any subsequent November, February, May or August, Lloyd is required to devote more than two hundred sixty (260) hours to the performance of the duties described in paragraph 2 of the Original Agreement, as amended by paragraph 2(a) of this Agreement, Gibraltar will pay additional compensation to Lloyd at the rate of $100 per hour for each hour in excess of 260 spent by Lloyd in the performance of such duties during such three (3) month period.

            (c) Beginning on or about May 1, 2000, and continuing at six month intervals thereafter, the parties agree to re-evaluate in good faith whether the Required Hours are sufficient to meet their respective needs. If the parties agree to revise the Required Hours, Lloyd's compensation pursuant to paragraph 1(a) above, and the number of hours which Lloyd must work before he is entitled to earn additional compensation pursuant to paragraph 2(b) above, shall be adjusted to reflect the revised Required Hours. If either (i) Gibraltar desires to modify the Required Hours, but Lloyd is not willing to do so, or (ii) Lloyd desires to modify the Required Hours, and Gibraltar is not willing to do so, upon written notice of termination submitted by either party, Lloyd's employment will be deemed terminated pursuant to paragraph 3(a) below.

         3. TERMINATION OF THE EMPLOYMENT PERIOD. The Employment Period (which is defined in the Original Agreement as the period of Lloyd's employment with Gibraltar) may be terminated in accordance with the following provisions:

                  (a) Lloyd may elect to terminate his employment at any time, by providing Gibraltar with at least thirty (30) days' prior written notice. The notice of termination shall set forth a specific termination date, and Lloyd's employment shall be deemed terminated for all purposes (including, without limitation, for purposes of the Original Agreement and the SAR Agreement) on the termination date set forth in such notice of termination. In the event of a termination pursuant to this paragraph, (i) Lloyd shall be entitled to receive the unpaid balance (if any) of the severance compensation described in paragraph 4(b) below, and (ii) Lloyd shall not be entitled to any other severance compensation hereunder (i.e., he shall forfeit the unpaid balance of the maximum severance compensation described in paragraph 4(a) below).

                  (b) Gibraltar may elect to terminate Lloyd's employment at any time, by providing Lloyd with at least thirty (30) days' prior written notice. The notice of termination shall set forth a specific termination date, and Lloyd's employment shall be deemed terminated for all purposes (including, without limitation, for purposes of the Original Agreement and the SAR Agreement) on the termination date set forth in such notice of termination. In the event of a termination pursuant to this paragraph, Lloyd shall be entitled to receive all of the then unpaid severance compensation described in paragraph 4(a) below, which shall be paid to Lloyd at the annual rate of One Hundred Five Thousand Three Hundred Eighty Seven Dollars and Ninety Six

Cents ($105,387.96), payable not less frequently than monthly. In addition, the benefits described in paragraph 1(d) of the Original Agreement, and such other benefits as Gibraltar had been providing to Lloyd immediately prior to issuance of the notice of termination, shall continue for a period of one (1) full year following the termination date.

         4. PROVISIONS RELATED TO SEVERANCE COMPENSATION. The parties hereby agree that, notwithstanding any provision of the Original Agreement to the contrary, the reduction in the duties required of Lloyd and his salary, as described above, shall entitle Lloyd to severance compensation, in accordance with the following:

            (a) The maximum aggregate severance compensation to which Lloyd shall be entitled, pursuant to the Original Agreement and this Agreement, shall be $210,775.92, and shall be payable (during the time when it is payable pursuant to this Agreement) not less frequently than monthly.

            (b) Throughout the twelve month period beginning on November 1, 1999, Gibraltar shall pay severance compensation to Lloyd at the annual rate of One Hundred Five Thousand Three Hundred Eighty Seven Dollars and Ninety Six Cents ($105,387.96), payable not less frequently than monthly.

            (c) In the event that the parties agree, pursuant to paragraph 2(c) above, to reduce the Required Hours below the level currently established pursuant to paragraph 2(a) above, which agreement also causes a corresponding reduction in the amount of Lloyd's salary, then Lloyd shall receive, in addition to such salary, severance compensation in an amount which, when added to the salary then being paid to Lloyd, will result in Lloyd receiving total salary and severance compensation in an amount equal to an annual rate of One Hundred Five Thousand Three Hundred Eighty Seven Dollars and Ninety Six Cents ($105,387.96). The amount of such severance compensation shall be charged against the maximum amount described in paragraph

4(a) above, and the payment thereof shall be discontinued when such maximum amount has been paid in full.

            (d) In the event of the occurrence of an event which, pursuant to paragraph 4 or paragraph 5 of the Original Agreement, would cause the payment of severance compensation to Lloyd, Lloyd shall be entitled to severance compensation pursuant to this Agreement or pursuant to the Original Agreement, whichever would result in the larger periodic payment, but in each case subject to the limitation set forth in paragraph 4(a) hereof.

            (e) Nothing contained in this Agreement is intended to modify in any way the intention of the parties, as set forth in paragraph 5 of the Original Agreement, that Lloyd shall not be entitled to any severance compensation in the event of the termination of his employment as a result of (i) Lloyd's death,
(ii) Lloyd's "Disability" (as defined in paragraph 5(b) of the Original Agreement), (iii) Lloyd's "Retirement" (as defined in paragraph 5(c) of the Original Agreement), or (iv) Lloyd's termination by Gibraltar for "Cause" (as defined in paragraph 5(d) of the Original Agreement).

         5. PROVISIONS RELATED TO SAR AGREEMENT.

            (a) The SAR Agreement remains in full force and effect in accordance with its terms.

            (b) Notwithstanding the terms of paragraph 5(a) above, the parties agree that the change in duties described above, including the reduction in the number of hours which Lloyd will be required to devote to the business of Gibraltar, shall not constitute a "Termination of Employment" as defined in
Section 8 of the 1998 Stock Appreciation Rights Plan to which the SAR Agreement is related.

         6. CONTINUING FORCE AND EFFECT. Except as expressly modified by the terms of this Agreement, the Original Agreement and the SAR Agreement continue in full force and effect in accordance with the original terms thereof.

         7. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

         8. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         9. EFFECT OF CAPTIONS. The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

         10. NOTICES. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to:

        To Employer:                 Gibraltar Packaging Group, Inc.
                                     2000 Summit Avenue
                                     Hastings, NE 68902-2148
                                     Attn: President

        Copy to:                     Alan M. Rauss, Esquire
                                     Kohrman Jackson & Krantz P.L.L.
                                     1375 East Ninth Street
                                     20th Floor, One Cleveland Center
                                     Cleveland, Ohio  44114

        To Lloyd:                    John W. Lloyd
                                     270 Warner Hill Rd.
Southport, CT 06490


         11. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware. The parties intend to and hereby do confer jurisdiction upon the courts of any jurisdiction within the State of Delaware to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof.

         12. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between Employer and Lloyd and supersedes all prior agreements and understandings relating to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

                                          GIBRALTAR PACKAGING GROUP, INC.
                                         ("Gibraltar")

                                          By:

                                              Walter E. Rose, Chairman

                                              /s/  Walter E. Rose



                                          JOHN W. LLOYD  ("Lloyd")

                                              /s/  John W. Lloyd

                                       8